UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATERMARK LODGING TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

Watermark Lodging Trust, Inc. is distributing a postcard to its stockholders in response to an unsolicited mini tender offer being made by affiliates of MacKenzie Capital Management, LP.

You may soon receive an unsolicited tender offer by affiliates of MacKenzie Capital Management, LP (“MacKenzie”) to purchase up to 1,000,000 shares of Class A or Class T common stock of Watermark Lodging Trust, Inc. (“WLT”) at a price of $5.00 per share in cash. WLT is not associated with MacKenzie or this unsolicited offer. As you may be aware, on May 6, 2022, WLT announced it had entered into a definitive merger agreement with private real estate funds managed by affiliates of Brookfield Asset Management (the “Merger”). Under the terms of the Merger, WLT common stockholders will receive cash consideration of $6.768 and $6.699 for each share of Class A and Class T common stock owned, respectively. The Merger consideration is a premium of approximately 35% to MacKenzie’s offer price. The WLT Board of Directors does not recommend or endorse MacKenzie’s offer. We currently expect that the Merger will close during the fourth quarter of 2022; however, the proposed transaction is subject to various closing conditions, including approval by WLT stockholders, and cannot be assured. For further information regarding the proposed Merger, please see the related materials available on the Investor Communications page of WLT’s website at www.watermarklodging.com. We urge you to consult your financial advisor and exercise caution with this and other tender offers. To decline MacKenzie’s offer, simply ignore it. If you have already accepted the offer and change your mind, you may withdraw your acceptance prior to the August 31 deadline by following the instructions specified in MacKenzie’s offer to purchase. Please contact WLT’s Investor Relations Department at (855) WLT REIT (958-7348) or IR@watermarklodging.com with any questions IF YOU ARE CONSIDERING SELLING YOUR SHARES OF WATERMARK LODGING TRUST, INC. TO AFFILIATES OF MACKENZIE CAPITAL MANAGEMENT, LP, PLEASE READ THIS POSTCARD While the WLT Board of Directors has concluded that the proposed Merger is advisable and in the best interest of WLT stockholders as a whole, the Board cannot be aware of personal circumstances that might cause any individual stockholder to elect to accept the offer by MacKenzie. Therefore, the Board of Directors of WLT takes no position and remains neutral with respect to MacKenzie’s offer. 150 North Riverside Plaza, Suite 4200, Chicago, IL 60606

Additional Information and Where to Find It This communication relates to the proposed merger transaction involving the Company. In connection with the proposed transaction, the Company has filed relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A filed on June 15, 2022 (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.watermarklodging.com, or by contacting the Company’s Investor Relations Department at (855) WLT REIT (958-7348). Participants in the Solicitation The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K/A for the year ended December 31, 2021, which was filed with the SEC on April 27, 2022 and subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials filed with the SEC. Investors should read the Proxy Statement carefully before making any voting or investment decisions. Forward-Looking Statements The forward-looking statements contained in this communication, including statements regarding the proposed transaction and the timing and benefits of such transaction, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that such expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the Company to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Agreement and Plan of Merger relating to the proposed transaction, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) the possible failure of the Company to maintain its qualification as a REIT, and (v) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K/A, as updated by subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.